EXHIBIT 99.1

Capstone Therapeutics Announces Initiation of Dosing for AEM-28 Phase 1b/2a Human Clinical Trial in Refractory Hypercholesterolemic Subjects

TEMPE, Ariz., June 11, 2014 (GLOBE NEWSWIRE) -- Capstone Therapeutics (OTCQB:CAPS) ("the Company") and its joint venture affiliate, LipimetiX Development, LLC ("JV"), announced today the initiation of dosing for the AEM-28 (Apo E mimetic peptide) Phase 1b/2a human clinical trial in refractory hypercholesterolemic subjects who are already on optimal cholesterol lowering therapy but are unable to reach target cholesterol levels.

This clinical study is the Multiple Ascending Dose (MAD) component of a blended Phase 1/2 randomized, placebo-controlled, double-blinded, single center dose escalation study. The Single Ascending Dose (SAD) component of the study, in healthy volunteers with elevated cholesterol, began on April 8, 2014, and has progressed through the first 5 out of 6 cohorts. The blended study design called for initiation of the MAD component after establishing safety and tolerability in the first 5 cohorts from the SAD. The primary objectives of the MAD are to evaluate safety and to determine preliminary pharmacokinetics/ pharmacodynamics of 3 repeated administrations of AEM-28 using the 3 highest doses tested in the SAD. Approximately 15 subjects are planned for treatment at a hospital-based clinical site in Perth, Australia.

Dennis Goldberg, PhD and President of LipimetiX, states "Apolipoprotein E (Apo E) has long been known to play a critical role in cholesterol and triglyceride metabolism, and recently to provide unique protective effects to the artery wall. Scientists at the University of Alabama at Birmingham, led by Dr. G.M. Anantharamaiah, engineered AEM-28 as a small peptide that could be delivered therapeutically. Collaboratively, we have developed a significant body of preclinical work that establishes AEM-28 and its analogs as promising commercial candidates in reducing both cholesterol and, potentially, atherosclerotic lesions."

"We are very pleased to start the second component of our blended Phase1/2 study," said Goldberg, "beginning treatment of a relevant patient population with our novel Apo E mimetic peptide. Although we have not yet seen any of the pharmacokinetics/pharmacodynamics from the SAD due to the placebo-controlled, double-blinded design, we have progressed through the first 5 dose escalation with an acceptable safety profile, which enables the initiation of the MAD in a parallel timeline. This efficient trial design should result in topline data from the SAD in the third quarter of 2014, and from the MAD in the fourth quarter of 2014."

The JV has a development plan to pursue regulatory approval of AEM-28 as treatment for Homozygous Familial Hypercholesterolemia (granted Orphan Drug Designation by FDA in 2012) and Severe Refractory Hypercholesterolemia.

AEM-28

Apolipoprotein E is a 299 amino acid protein that plays an important role in lipoprotein metabolism. AEM-28 is a 28 amino acid mimetic of Apo E that contains a domain that anchors into a lipoprotein surface while also providing the Apo E receptor binding domain, which allows clearance through the heparan sulfate proteoglycan (HSPG) receptors (Syndecan-1) in the liver. AEM-28, as an Apo E mimetic, has the potential to enhance the ability of atherogenic lipoproteins to be cleared from the plasma, completing the reverse cholesterol transport pathway, and thereby reducing cardiovascular risk. Since AEM-28 utilizes an alternative receptor for clearance by the liver, it may provide a therapeutic alternative for patients that lack a functional LDL receptor pathway (Homozygous Familial Hypercholesterolemia, HoFH), or have Severe Refractory Hypercholesterolemia. In addition, the potential artery wall protective effect may be highly beneficial to these patients and to others with atherosclerosis. The JV has an Exclusive License Agreement with the UAB Research Foundation for AEM-28 and certain of its analogs.

About Capstone Therapeutics

Capstone Therapeutics is a biotechnology company committed to developing a pipeline of novel therapeutic peptides aimed at helping patients with under-served medical conditions. The Company is focused on development and commercialization of two product platforms: AZX100 and Apo E Mimetic Peptide, AEM-28 and its analogs (through the LipimetiX Development, LLC, joint venture).

AZX100 is a novel synthetic 24-amino acid peptide, one of a new class of compounds in the field of smooth muscle relaxation and fibrosis. AZX100 has been evaluated for commercially significant medical applications such as the prevention or reduction of hypertrophic and keloid scarring and treatment of pulmonary and peridural fibrosis. We are currently performing limited pre-clinical studies in fibrosis with AZX100.

Capstone's corporate headquarters are in Tempe, Arizona. For more information, please visit the Company's website: www.capstonethx.com.

Statements in this press release or otherwise attributable to Capstone regarding our business that are not historical facts are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from predicted results. These risks include the factors discussed in our Form 10-K for the fiscal year ended December 31, 2013, and other documents we file with the U.S. Securities and Exchange Commission.

Editor's Note: This press release is also available under the Investors section of the Company's website at www.capstonethx.com.

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